Filed pursuant to Rule 433

Registration Statement Nos. 333-208478 and

333-208478-01

November 21, 2016

PRICING TERM SHEET

U.S.$1,200,000,000 3.216% Guaranteed Notes due 2023

Issuer:	BP Capital Markets p.l.c. (“BP Capital U.K.”)
Guarantor:	BP p.l.c. (“BP”)
Title:	3.216% Guaranteed Notes due 2023 (the “2023 Notes”)
Total Principal Amount Being Issued:	$1,200,000,000
Denomination:	The 2023 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.
Issuance Date:	November 28, 2016
Guarantee:	Payment of the principal of and interest on the 2023 Notes is fully guaranteed by BP.
Maturity Date:	November 28, 2023
Day Count:	30/360
Day Count Convention:	Following Unadjusted
Interest Rate:	3.216% per annum
Date Interest Starts Accruing:	November 28, 2016
Interest Payment Dates:	May 28 and November 28 of each year, subject to the Day Count Convention
First Interest Payment Date:	May 28, 2017
Treasury Benchmark:	1.625% due October 31, 2023
US Treasury Yield / Price:	2.116% / 96-27
Spread to Treasury:	T+110 bps
Re-offer Yield:	3.216%
Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.
Ranking:	The 2023 Notes are unsecured and unsubordinated and will rank equally with all of BP Capital U.K.’s other unsecured and unsubordinated indebtedness.
Regular Record Dates for Interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.
Payment of Additional Amounts:	Under current law, payments of interest may be made without withholding or deduction for or on account of U.K. income tax, and no additional amounts will therefore be payable, provided that the

2023 Notes are listed on a “recognised stock exchange” within the meaning of Section 1005 of the UK Income Tax Act 2007. The New York Stock Exchange is a “recognised stock exchange” at the date hereof.
Listing:	Application will be made to list the 2023 Notes on the New York Stock Exchange although neither BP Capital U.K. nor BP can guarantee such listing will be obtained.
Redemption:	The 2023 Notes are not redeemable, except as described under “Description of Debt Securities and Guarantees—Optional Tax Redemption” on page 17 of the prospectus and as described below under “Optional Redemption”. The provision for optional tax redemption described in the prospectus will apply in respect of changes in tax treatments occurring after November 21, 2016.
Optional Redemption:	Prior to September 28, 2023 (the date that is two months prior to the scheduled maturity date for the 2023 Notes), BP Capital U.K. has the right to redeem the 2023 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the 2023 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2023 Notes to be redeemed that would be due if such notes matured on September 28, 2023 (not including any portion of payments of interest accrued and unpaid to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 20 basis points, plus in each case accrued and unpaid interest to the date of redemption. On or after September 28, 2023 (the date that is two months prior to the scheduled maturity date for the 2023 Notes), BP Capital U.K. has the right to redeem the 2023 Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2023 Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the date of redemption. For purposes of determining the optional redemption price, the following definitions are applicable. “Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date. “Comparable treasury issue” means the U.S. Treasury security or securities selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term of the 2023 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes. “Comparable treasury price” means, with respect to any redemption date, the average of the reference

	treasury dealer quotations for such redemption date. “Quotation agent” means one of the reference treasury dealers appointed by BP Capital U.K. “Reference treasury dealer” means BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and MUFG Securities Americas Inc. or their affiliates, each of which is a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), and their respective successors, and two other primary treasury dealers selected by BP Capital U.K., provided, however, that if any of the foregoing shall cease to be a primary treasury dealer, BP Capital U.K. shall substitute therefor another primary treasury dealer. “Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m. New York time on the third business day preceding such redemption date.
Sinking Fund:	There is no sinking fund.
Further Issuances:	BP Capital U.K. may, at its sole option, at any time and without the consent of the then existing note holders issue additional notes in one or more transactions subsequent to the date of the related prospectus supplement dated November 21, 2016 with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2023 Notes issued pursuant to the prospectus supplement. These additional notes will be deemed part of the same series as the 2023 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional notes the right to vote together with holders of the 2023 Notes issued pursuant to the prospectus supplement, provided that such additional notes will be issued with no more than de minimis original issue discount or be part of a “qualified reopening” for U.S. federal income tax purposes.
Public Offering Price:	Per 2023 Note: 100.000%; Total: $ 1,200,000,000
Underwriters’ Discount:	Per 2023 Note: 0.240%; Total: $2,880,000
Proceeds, Before Expenses, to Us:	Per 2023 Note: 99.760%; Total: $1,197,120,000
Underwriters:	BNP Paribas Securities Corp.	($200,000,000)
	Citigroup Global Markets Inc.	($200,000,000)
	Credit Suisse Securities (USA) LLC	($200,000,000)
	Goldman, Sachs & Co.	($200,000,000)
	Merrill Lynch, Pierce, Fenner & Smith
	Incorporated	($200,000,000)
	MUFG Securities Americas Inc.	($200,000,000)
CUSIP Number:	05565Q DG0
ISIN:	US05565QDG01

U.S.$800,000,000 3.723% Guaranteed Notes due 2028

Issuer:	BP Capital U.K.
Guarantor:	BP
Title:	3.723% Guaranteed Notes due 2028 (the “2028 Notes”)
Total Principal Amount Being Issued:	$800,000,000
Denomination:	The 2028 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.
Issuance Date:	November 28, 2016
Guarantee:	Payment of the principal of and interest on the 2028 Notes is fully guaranteed by BP.
Maturity Date:	November 28, 2028
Day Count:	30/360
Day Count Convention:	Following Unadjusted
Interest Rate:	3.723% per annum
Date Interest Starts Accruing:	November 28, 2016
Interest Payment Dates:	May 28 and November 28 of each year, subject to the Day Count Convention
First Interest Payment Date:	May 28, 2017
Treasury Benchmark:	2.000% due November 15, 2026
US Treasury Yield / Price:	2.323% / 97-04+
Spread to Treasury:	T+140 bps
Re-offer Yield:	3.723%
Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.
Ranking:	The 2028 Notes are unsecured and unsubordinated and will rank equally with all of BP Capital U.K.’s other unsecured and unsubordinated indebtedness.
Regular Record Dates for Interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.
Payment of Additional Amounts:	Under current law, payments of interest may be made without withholding or deduction for or on account of U.K. income tax, and no additional amounts will therefore be payable, provided that the 2028 Notes are listed on a “recognised stock exchange” within the meaning of Section 1005 of the UK Income Tax Act 2007. The New York Stock Exchange is a “recognised stock exchange” at the date hereof.
Listing:	Application will be made to list the 2028 Notes on the New York Stock Exchange although neither BP Capital U.K. nor BP can guarantee such listing will be obtained.
Redemption:	The 2028 Notes are not redeemable, except as described under “Description of Debt Securities and Guarantees—Optional Tax Redemption” on page 17 of the prospectus and as described below under “Optional Redemption”. The provision for optional tax redemption described in the prospectus will apply in respect of changes in tax treatments occurring after November 21, 2016.
Optional Redemption:	Prior to August 28, 2028 (the date that is three months prior to the scheduled maturity date for the 2028 Notes), BP Capital U.K. has the right to redeem the 2028 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the 2028 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2028 Notes to be redeemed that would be due if such notes matured on August 28, 2028 (not including any portion of payments of interest accrued and unpaid to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 25 basis points, plus in each case accrued and unpaid interest to the date of redemption. On or after August 28, 2028 (the date that is three months prior to the scheduled maturity date for the 2028 Notes), BP Capital U.K. has the right to redeem the 2028 Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2028 Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the date of redemption. For purposes of determining the optional redemption price, the following definitions are applicable. “Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date. “Comparable treasury issue” means the U.S. Treasury security or securities selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term of the 2028 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes. “Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date. “Quotation agent” means one of the reference treasury dealers appointed by BP Capital U.K. “Reference treasury dealer” means BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and MUFG Securities Americas Inc. or their affiliates, each of which is a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), and their respective successors, and two other primary treasury dealers selected by BP Capital U.K., provided, however, that if any of the foregoing

	shall cease to be a primary treasury dealer, BP Capital U.K. shall substitute therefor another primary treasury dealer. “Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m. New York time on the third business day preceding such redemption date.
Sinking Fund:	There is no sinking fund.
Further Issuances:	BP Capital U.K. may, at its sole option, at any time and without the consent of the then existing note holders issue additional notes in one or more transactions subsequent to the date of the related prospectus supplement dated November 21, 2016 with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2028 Notes issued pursuant to the prospectus supplement. These additional notes will be deemed part of the same series as the 2028 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional notes the right to vote together with holders of the 2028 Notes issued pursuant to the prospectus supplement, provided that such additional notes will be issued with no more than de minimis original issue discount or be part of a “qualified reopening” for U.S. federal income tax purposes.
Public Offering Price:	Per 2028 Note: 100.000%; Total: $ 800,000,000
Underwriters’ Discount:	Per 2028 Note: 0.330%; Total: $2,640,000
Proceeds, Before Expenses, to Us:	Per 2028 Note: 99.670%; Total: $797,360,000
Underwriters:	BNP Paribas Securities Corp.	($133,334,000)
	Citigroup Global Markets Inc.	($133,333,000)
	Credit Suisse Securities (USA) LLC	($133,333,000)
	Goldman, Sachs & Co.	($133,333,000)
	Merrill Lynch, Pierce, Fenner & Smith
	Incorporated	($133,334,000)
	MUFG Securities Americas Inc.	($133,333,000)
CUSIP Number:	05565Q DH8
ISIN:	US05565QDH83

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The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor,

any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Goldman, Sachs & Co. toll-free at 1-212-902-1171, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or MUFG Securities Americas Inc. toll-free at 1-877-649-6848.